Exhibit 99.1
HISTORICAL UNAUDITED BUSINESS SEGMENTS
The following tables provide revised segment net revenues, segment operating income, depreciation and amortization, and capital expenditures, as well as unallocated corporate expense for the years ended December 31, 2012 and 2011. The following annual results exclude Allegion’s results and spin-related costs. The stranded costs related to the historic Allegion business are reflected as unallocated corporate expense. The revision of previously issued financial information does not represent a restatement of previously issued financial statements and does not affect our reported net income, earnings per share, total assets, or stockholders’ equity for any of the previously reported periods.
Segment operating income is the measure of profit and loss that the Company's chief operating decision maker uses to evaluate the financial performance of the business and as the basis for performance reviews, compensation and resource allocation. For these reasons, the Company believes that Segment operating income represents the most relevant measure of segment profit and loss. The Company may exclude certain charges or gains from operating income to arrive at Segment operating income that is a more meaningful measure of profit and loss upon which to base its operating decisions.

	Years ended
Dollar amounts in millions	2012	2011
Climate
Net revenues	$9,042.5	$9,907.9
Segment operating income *	817.6	837.1
Segment operating income as a percentage of revenues	9.0%	8.4%
Depreciation and amortization	257.0	273.6
Capital expenditures	105.1	105.4
Industrial
Net revenues	2,945.8	2,852.9
Segment operating income	455.8	415.5
Segment operating income as a percentage of revenues	15.5%	14.6%
Depreciation and amortization	42.9	40.3
Capital expenditures	62.6	57.2
Total net revenues	$11,988.3	$12,760.8
Reconciliation to Operating Income
Segment operating income from reportable segments	1,273.4	1,252.6
Gain (loss) on sale/asset impairment *	4.5	(646.9)
Unallocated corporate expense	(206.0)	(166.9)
Total operating income	$1,071.9	$438.8
Total operating income as a percentage of revenues	8.9%	3.4%
Depreciation and amortization from reportable segments	299.9	313.9
Unallocated depreciation and amortization	32.6	44.5
Total depreciation and amortization	$332.5	$358.4
Capital expenditures from reportable segments	167.7	162.6
Corporate capital expenditures	75.4	54.6
Total capital expenditures	$243.1	$217.2
* During the year ended December 31, 2011, the Company recorded a pre-tax asset impairment charge related to the Hussmann divestiture totaling $646.9 million. During the year ended December 31, 2012, the Company recorded $4.5 million of purchase price adjustments related to the Hussmann sale. These amounts have been excluded from Segment operating income within the Climate segment as management excludes these charges from operating income when making operating decisions about the business.

The following table provides revised segment revenue and operating income, as well as unallocated corporate expense for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013 (Table 1) and for the quarters ended December 31, 2012, September 30, 2012, June 30, 2012, and March 31, 2012 (Table 2). The following quarterly results exclude Allegion’s results and spin-related costs. The stranded costs related to the historic Allegion business are reflected as unallocated corporate expense. The revision of previously issued financial information does not represent a restatement of previously issued financial statements and does not affect our reported net income, earnings per share, total assets, or stockholders’ equity for any of the previously reported periods.

TABLE 1	Three months ended
Dollar amounts in millions	Q3 2013	Q2 2013	Q1 2013
Climate
Net revenues	$2,492.3	$2,635.5	$1,958.7
Segment operating income	322.3	328.7	70.1
Segment operating income as a percentage of revenues	12.9%	12.5%	3.6%
Industrial
Net revenues	721.9	762.9	680.3
Segment operating income	116.2	122.4	102.1
Segment operating income as a percentage of revenues	16.1%	16.0%	15.0%
Total net revenues	$3,214.2	$3,398.4	$2,639.0
Reconciliation to Operating income
Segment operating income from reportable segments	438.5	451.1	172.2
Unallocated corporate expense	(59.0)	(63.5)	(52.2)
Operating income	$379.5	$387.6	$120.0

TABLE 2	Three months ended
Dollar amounts in millions	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Climate
Net revenues	$2,158.7	$2,388.8	$2,512.5	$1,982.5
Segment operating income *	200.9	274.2	271.1	71.4
Segment operating income as a percentage of revenues	9.3%	11.5%	10.8%	3.6%
Industrial
Net revenues	765.3	701.5	790.3	688.7
Segment operating income	123.3	106.6	134.4	91.5
Segment operating income as a percentage of revenues	16.1%	15.2%	17.0%	13.3%
Total net revenues	$2,924.0	$3,090.3	$3,302.8	$2,671.2
Reconciliation to Operating income
Segment operating income from reportable segments	324.2	380.8	405.5	162.9
Gain (loss) on sale/asset impairment *	—	—	4.2	0.3
Unallocated corporate expense	(76.6)	(43.2)	(39.4)	(46.8)
Operating income	$247.6	$337.6	$370.3	$116.4
* During the quarters ended June 30, 2012 and March 31, 2012, the Company recorded $4.2 million and $0.3 million of purchase price adjustments related to the Hussmann sale, respectively. These amounts have been excluded from Segment operating income within the Climate segment as management excludes these charges from Operating income when making operating decisions about the business.

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